Exhibit 99.1

FOR IMMEDIATE RELEASE
January 22, 2021
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media:    Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS FULL YEAR 2020 EARNINGS
Results Include Record Annual Revenue (+3%), a 6% Increase in Average Loans,
and an 11% Increase in Average Core Deposits

Full year 2020 highlights compared to full year 2019:
•Net income was $817 million, and earnings per common share (EPS) for the year were $0.69.
•Return on average assets for 2020 was 0.70%, return on average common equity was 6.8%, and return on average tangible common equity was 8.9%.
•Tangible book value per common share (TBVPS) increased 3% to $8.51 at 2020 year end.
•Fully-taxable equivalent total revenue increased $143 million, or 3%, to $4.8 billion.
◦Fully-taxable equivalent net interest income increased $6 million, or less than 1%, to $3.2 billion.
◦Net interest margin decreased 27 basis points to 2.99%.
◦Noninterest income increased $137 million, or 9%, to $1.6 billion, driven by a $199 million, or 119%, increase in mortgage banking income.
•Noninterest expense increased $74 million, or 3%, to $2.8 billion.
•Delivered annual positive operating leverage.
•Efficiency ratio of 56.9%.
•Average loans and leases increased $4.4 billion, or 6%, to $79.4 billion
◦Average commercial loans increased $3.5 billion, or 9%, to $41.0 billion and average consumer loans increased $0.9 billion, or 2%, to $38.4 billion.
•Average total core deposits increased $8.7 billion, or 11%, to $87.9 billion and average total deposits increased $9.6 billion, or 12%, to $91.9 billion.
◦Average demand deposits increased $8.9 billion, or 29%, to $48.9 billion.
•Allowance for credit losses (ACL) increased to $1.9 billion, or 2.29% of total loans and leases.
•Nonperforming asset (NPA) ratio was 0.69%.
•Net charge-offs (NCOs) equated to 0.57% of average loans and leases.
•Common Equity Tier 1 (CET1) risk-based capital ratio was 10.00% at year end.
•Tangible common equity (TCE) ratio was 7.16% at year end.

2020 Fourth Quarter highlights compared to 2019 Fourth Quarter:
•Net income was $316 million, consistent with the year ago quarter
•Earnings per common share (EPS) for the quarter were $0.27, a decrease of $0.01, or 4%.
•Return on average assets for the quarter was 1.04%, return on average common equity was 10.4%, and return on average tangible common equity was 13.3%%.
•Fully-taxable equivalent total revenue increased $81 million, or 7%.
◦Fully-taxable equivalent net interest income increased $44 million, or 6%.
◦Net interest margin decreased 18 basis points to 2.94%.
◦Noninterest income increased $37 million, or 10%.
•Noninterest expense increased $55 million, or 8%.
•Average loans and leases increased $6.0 billion, or 8%, including a $4.8 billion, or 13%, increase in commercial loans and a $1.2 billion, or 3%, increase in consumer loans.
•Average core deposits increased $12.6 billion, or 16%, including a $12.5 billion, or 31%, increase in total demand deposits.
•NCOs equated to 0.55% of average loans and leases, up from 0.39%

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported 2020 full-year net income of $817 million, a decrease of 42% from the prior year. Earnings per common share for the year were $0.69, a decrease of 46% from the prior year. Tangible book value per common share as of 2020 year-end was $8.51, a 3% year-over-year increase. Return on average assets for 2020 was 0.70%, return on average common equity was 6.8%, and return on average tangible common equity was 8.9%. Full-year 2020 results were impacted by elevated credit provisioning (+265% year-over-year) related to the economic impact of the COVID-19 pandemic.
Net income for the 2020 fourth quarter was $316 million, consistent with the year-ago quarter. Earnings per common share were $0.27, down $0.01, or 4%, year-over-year. Return on average assets was 1.04%, return on average common equity was 10.4%, and return on average tangible common equity was 13.3%.
CEO Commentary:
"We are pleased with our performance throughout both the fourth quarter and the full year given the pandemic and economic challenges faced by our customers, colleagues, communities, and the country. We proactively managed through the continued low interest rate environment and unprecedented economic volatility experienced in the wake of the pandemic," said Steve Steinour, chairman, president, and CEO. "The economy in our footprint continues to strengthen as demonstrated by the strong close to the year in commercial lending, our increasing loan pipelines, and more broadly our conversations with our customers, many of whom are expressing optimism on the economic outlook."
"We delivered positive operating leverage for the eighth consecutive year, increased revenues 7% annually, and continued to invest in our revenue-driving businesses. Average loans increased 6%, and average core deposits increased 11%. A record year of mortgage originations and continued strong auto, RV, and marine loan originations, as well as the $6 billion of PPP loans, helped drive our 2020 results."
"Huntington enters 2021 on strong footing with momentum across our businesses. We believe this year provides an important opportunity to advance the strategic positioning and long-term financial performance of the company through investments in technology, digital innovation, marketing, and people, as well as our recently-announced acquisition of TCF Financial. We remain committed to delivering on our purpose to look out for people and executing our strategies to build the leading People-First, Digitally-Powered bank."

Table 1 – Earnings Performance Summary

	Full Year		2020		2019
(in millions, except per share data)	2020	2019	Fourth Quarter	Third Quarter	Fourth Quarter
Net income	$817	$1,411	$316	$303	$317
Diluted earnings per common share	0.69	1.27	0.27	0.27	0.28

Return on average assets	0.70%	1.31%	1.04%	1.01%	1.15%
Return on average common equity	6.8	12.9	10.4	10.2	11.1
Return on average tangible common equity	8.9	16.9	13.3	13.2	14.3
Net interest margin	2.99	3.26	2.94	2.96	3.12
Efficiency ratio	56.9	56.6	60.2	56.1	58.4

Tangible book value per common share	$8.51	$8.25	$8.51	$8.43	$8.25
Cash dividends declared per common share	0.60	0.58	0.15	0.15	0.15
Average diluted shares outstanding	1,033	1,056	1,036	1,031	1,047

Average earning assets	$108,443	$99,541	$112,222	$110,665	$100,062
Average loans and leases	79,395	74,978	81,116	80,542	75,103
Average core deposits	87,876	79,197	92,325	90,692	79,690

Tangible common equity / tangible assets ratio	7.16%	7.88%	7.16%	7.27%	7.88%
Common equity Tier 1 risk-based capital ratio	10.00	9.88	10.00	9.89	9.88

NCOs as a % of average loans and leases	0.57%	0.35%	0.55%	0.56%	0.39%
NAL ratio	0.65	0.62	0.65	0.70	0.62
ALLL as a % of total loans and leases	2.22	1.04	2.22	2.21	1.04

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 2 – Net Interest Income and Net Interest Margin Performance Summary – Year-over-Year Average Earning Asset Growth Outpaced Net Interest Margin Compression

	2020	2019		2020		2019
($ in millions)	Full Year	Full Year	Change YOY	Fourth Quarter	Third Quarter	Fourth Quarter	Change (%)
							LQ	YOY
Net interest income	$3,224	$3,213	—%	$825	$817	$780	1%	6%
FTE adjustment	21	26	(19)	5	5	6	0	17
Net interest income - FTE	3,245	3,239	—	830	822	786	1	6
Noninterest income	1,591	1,454	9	409	430	372	(17)	10
Total revenue - FTE	$4,836	$4,693	3%	$1,239	$1,252	$1,158	(1)%	7%

	2020	2019		2020		2019
	Full Year	Full Year	Change YOY bp	Fourth Quarter	Third Quarter	Fourth Quarter	Change bp
Yield / Cost							LQ	YOY
Total earning assets	3.38%	4.25%	(87)	3.13%	3.22%	4.03%	(9)	(90)
Total loans and leases	3.89	4.73	(84)	3.70	3.75	4.47	(5)	(77)
Total securities	2.25	2.76	(51)	1.87	2.13	2.68	(26)	(81)
Total interest-bearing liabilities	0.55	1.34	(79)	0.27	0.39	1.24	(12)	(97)
Total interest-bearing deposits	0.30	0.94	(64)	0.08	0.18	0.87	(10)	(79)

Net interest rate spread	2.83	2.91	(8)	2.86	2.83	2.79	3	7
Impact of noninterest-bearing funds on margin	0.16	0.35	(19)	0.08	0.13	0.33	(5)	(25)
Net interest margin	2.99%	3.26%	(27)	2.94%	2.96%	3.12%	(2)	(18)
See Pages 7-9 and 18-20 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2020 fourth quarter increased $44 million, or 6%, from the 2019 fourth quarter. This reflected a $12.2 billion, or 12%, increase in average earning assets, partially offset by an 18 basis point decrease in the FTE net interest margin (NIM) to 2.94%. The NIM compression reflected a 90 basis point decrease in average earning asset yields and a 25 basis point decrease in the benefit of non-interest bearing funding sources, partially offset by a 97 basis point decrease in the cost of interest bearing liabilities. These decreases reflected the impact of lower interest rates and changes in balance sheet mix, including elevated deposits at the Federal Reserve Bank.
Compared to the 2020 third quarter, FTE net interest income increased $8 million, or 1%, reflecting the 1% increase in average earning assets partially offset by 2 basis points of NIM compression. The NIM compression reflected an 9 basis point decrease in average earning asset yields and a 5 basis point decrease in the benefit from noninterest-bearing funds, partially offset by a 12 basis point decrease in average interest-bearing liability costs. These decreases reflected the impact of lower interest rates and changes in balance sheet mix, including elevated deposits at the Federal Reserve Bank.
Compared to the 2020 third quarter, interest income for Paycheck Protection Program (PPP) loans decreased from $53 million to $49 million. The decrease was driven by a change in PPP loan terms to delay the initial repayment, reducing deferred loan fee amortization by $9 million, resulting in a 3 basis point decline in NIM. Further, deferred loan fees on PPP loans totaling $5 million were recognized upon receipt of forgiveness payments from the US Small Business Administration (SBA), resulting in a 2 basis point increase in NIM.

Table 3 – Average Earning Assets – C&I, Residential Mortgage, and RV and Marine Loan Growth Drive Year-over-Year Loan Growth

	2020	2019		2020		2019
($ in billions)	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$33.9	$30.5	11%	$34.9	$34.7	30.4	1%	15%
Commercial real estate	7.1	6.9	3	7.2	7.2	6.8	(1)	5
Total commercial	41.0	37.4	9	42.0	41.9	37.2	0	13
Automobile	12.8	12.3	4	12.9	12.9	12.6	0	2
Home equity	8.9	9.4	(5)	8.9	8.9	9.2	0	(3)
Residential mortgage	11.7	11.1	5	12.1	11.8	11.3	2	7
RV and marine	3.9	3.5	12	4.2	4.0	3.6	4	17
Other consumer	1.1	1.3	(14)	1.0	1.0	1.2	(2)	(16)
Total consumer	38.4	37.6	2	39.1	38.7	37.9	1	3
Total loans and leases	79.4	75.0	6	81.1	80.5	75.1	1	8
Total securities	23.9	23.1	4	24.1	22.8	23.2	5	4
Held-for-sale and other earning assets	5.2	1.5	242	7.0	7.3	1.8	(4)	291
Total earning assets	$108.4	$99.5	9%	$112.2	$110.7	$100.1	1%	12%
See Pages 7 and 18 of Quarterly Financial Supplement for additional detail.
Average earning assets for the 2020 fourth quarter increased $12.2 billion, or 12%, from the year-ago quarter, primarily reflecting a $6.0 billion, or 8%, increase in average total loans and leases. Average commercial and industrial (C&I) loans increased $4.5 billion, or 15%, primarily reflecting $6.2 billion of average PPP loans, partially offset by a $0.9 billion decrease in dealer floorplan loans. Average residential mortgage loans increased $0.8 billion, or 7%, reflecting robust mortgage production in the second half of 2020. Average RV and marine loans increased $0.6 billion, or 17%, reflecting strong consumer demand and continued strong production levels. Average held-for-sale and other earning assets increased $5.2 billion, or 291%, primarily reflecting the $4.8 billion increase in interest bearing deposits at the Federal Reserve Bank. Average total securities increased $0.9 billion, or 4%, primarily reflecting the net purchase of securities during the 2020 fourth quarter and the $0.2 billion mark-to-market of the available-for-sale portfolio.
Compared to the 2020 third quarter, average earning assets increased $1.6 billion, or 1%, primarily reflecting a $1.2 billion, or 5%, increase in average securities. The increase in securities reflected purchases completed during the 2020 fourth quarter.
While not materially impacting quarterly averages, Huntington received forgiveness payments from the SBA for approximately $225 million of PPP loans during the 2020 fourth quarter.

Table 4 – Average Liabilities – Demand Deposits Drive Continued Year-over-Year Growth in Core Deposits

	2020	2019		2020		2019
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in billions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest bearing	$25.3	$20.1	26%	$28.1	$27.4	$20.6	3%	36%
Demand deposits - interest bearing	23.5	19.9	18	25.1	23.9	20.1	5	25
Total demand deposits	48.9	39.9	22	53.2	51.3	40.8	4	31
Money market deposits	25.7	23.8	8	26.1	26.2	24.6	0	6
Savings and other domestic deposits	10.7	9.9	8	11.5	11.2	9.6	3	20
Core certificates of deposit	2.6	5.6	(53)	1.5	2.0	4.8	(27)	(69)
Total core deposits	87.9	79.2	11	92.3	90.7	79.7	2	16
Other domestic deposits of $250,000 or more	0.2	0.3	(32)	0.1	0.2	0.3	(21)	(56)
Brokered deposits and negotiable CDs	3.8	2.8	36	4.1	4.2	2.6	(2)	58
Total deposits	$91.9	$82.3	12%	$96.5	$95.1	$82.6	2%	17%

Short-term borrowings	$1.1	$2.4	(53)%	$0.2	$0.2	$2.0	48%	(88)%
Long-term debt	9.5	9.3	2	8.8	9.3	9.9	(6)	(11)
Total debt	$10.6	$11.7	(9)%	$9.0	$9.5	$11.9	(5)%	(24)%

Total Interest-bearing liabilities	$77.2	$74.0	4%	$77.5	$77.1	$73.8	—%	5%
See Pages 7 and 18 of Quarterly Financial Supplement for additional detail.
Average total interest-bearing liabilities for the 2020 fourth quarter increased $3.7 billion, or 5%, from the year-ago quarter. Average total deposits increased $14.0 billion, or 17%, while average total core deposits increased $12.6 billion, or 16%. The increase in average total core deposits was primarily driven by business and commercial growth related to the PPP loans and increased liquidity levels in reaction to the economic downturn, consumer growth largely related to government stimulus, increased consumer and business banking account production, and reduced attrition. Specifically within core deposits, average total demand deposits increased $12.5 billion, or 31%, average savings and other domestic deposits increased $1.9 billion, or 20%, and average money market deposits increased $1.6 billion, or 6%. Average brokered deposits and negotiable CDs increased $1.5 billion, or 58%, reflecting balance growth in new and existing brokered deposit accounts. Partially offsetting these increases, average core CDs decreased $3.3 billion, or 69%, reflecting the maturity of balances related to the 2018 consumer deposit growth initiatives. Average total debt decreased $2.8 billion, or 24%, reflecting the repayment of short‐term borrowings, the maturity and issuance of $2.1 billion and $1.2 billion of long-term debt, respectively, over the past five quarters, and the purchase of $0.5 billion of long-term debt under the tender offer completed in November 2020, all due to the strong core deposit growth.
Compared to the 2020 third quarter, average total interest-bearing liabilities increased $0.4 billion, or less than 1%. Average total deposits increased $1.5 billion, or 2%, and average total core deposits increased $1.6 billion, or 2%. The increase in average total core deposits was primarily driven by increased liquidity levels among our commercial customers and improved consumer and business banking account retention. Specifically within core deposits, average total demand deposits increased $1.9 billion, or 4%, while average core CDs decreased $0.6 billion, or 27%, reflecting the maturity of the balances tied to the 2018 consumer deposit growth initiatives. Average long-term debt decreased $0.5 billion, or 6%, primarily reflecting the purchase of $0.5 billion of long-term debt under the tender offer completed in November 2020.

Noninterest Income
Table 5 – Noninterest Income – Mortgage Banking Income Remained Robust

	2020	2019		2020		2019
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Mortgage banking income	$366	$167	119%	$90	$122	$58	(26)%	55%
Service charges on deposit accounts	301	372	(19)	78	76	95	3	(18)
Card and payment processing income	248	246	1	65	66	64	(2)	2
Trust and investment management services	189	178	6	49	48	47	2	4
Capital markets fees	125	123	2	34	27	31	26	10
Insurance income	97	88	10	25	24	24	4	4
Bank owned life insurance income	64	66	(3)	14	17	17	(18)	(18)
Gain on sale of loans	42	55	(24)	13	13	16	0	(19)
Net (losses) gains on sales of securities	(1)	(24)	96	—	0	(22)	0	100
Other noninterest income	160	183	(13)	41	37	42	11	(2)
Total noninterest income	$1,591	$1,454	9%	$409	$430	$372	(5)%	10%
See Pages 10-11 and 21-22 of Quarterly Financial Supplement for additional detail.
Noninterest income for the 2020 fourth quarter increased $37 million, or 10%, from the year-ago quarter. Mortgage banking income increased $32 million, or 55%, reflecting higher volume and overall salable spreads, partially offset by a $16 million decrease in income from net mortgage servicing rights (MSR) risk management. The 2020 fourth quarter included no net gains or losses on sales of securities, while the year-ago quarter included $22 million of net losses related to the $2 billion portfolio repositioning completed in the quarter. Service charges on deposits accounts decreased $17 million, or 18%, primarily reflecting reduced customer activity and elevated deposits.
Compared to the 2020 third quarter, total noninterest income decreased $21 million, or 5%. Mortgage banking income decreased $32 million, or 26%, primarily reflecting lower overall salable spreads and a $7 million decrease in income from net MSR risk management. Capital markets fees increased $7 million, or 26%, reflecting increased loan syndication fees and increased commodities and foreign exchange derivatives activity.

Noninterest Expense
Table 6 – Noninterest Expense – Year-over-Year Variance Driven by Continued Technology Investments

	2020	2019		2020		2019
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$1,692	$1,654	2%	$426	$453	$426	(6)%	—%
Outside data processing and other services	384	346	11	111	98	89	13	25
Equipment	180	163	(1)	49	44	42	11	17
Net occupancy	158	159	(1)	39	40	41	(3)	(5)
Professional services	55	54	2	21	12	14	75	50
Amortization of intangibles	41	49	(8)	10	10	12	0	(17)
Marketing	38	37	3	15	9	9	67	67
Deposit and other insurance expense	32	34	(46)	8	6	10	33	(20)
Other noninterest expense	215	225	(4)	77	40	58	93	33
Total noninterest expense	$2,795	$2,721	3%	$756	$712	$701	6%	8%
(in thousands)
Number of employees (Average full-time equivalent)	15.6	15.7	(1)%	15.5	15.7	15.5	(1)%	—%
See Pages 10 and 21 of Quarterly Financial Supplement for additional detail.
Noninterest expense for the 2020 fourth quarter increased $55 million, or 8%, from the year-ago quarter. Outside data processing and other services expense increased $22 million, or 25%, primarily driven by expenses related to technology investments. Other noninterest expense increased $19 million, or 33%, primarily reflecting a $20 million donation to The Columbus Foundation and $7 million of expense from the November 2020 debt tender, partially offset by a $4 million final true-up of the earn out related to the Hutchinson, Shockey, Erley & Co. (HSE) acquisition in the year-ago quarter. Equipment expense increased $7 million, or 17%, primarily reflecting increased depreciation expense related to technology investments as well as $1 million of expense related to the branch and facilities consolidations announced in the 2020 third quarter. Professional services expense increased $7 million, or 50%, due to $8 million of TCF Financial Corporation ("TCF") merger-related expense. Marketing increased $6 million, or 67%, primarily reflecting strategic marketing campaigns. The 2020 fourth quarter and 2019 fourth quarter included $6 million and $25 million of total noninterest expense, respectively, related to the previously-announced position reductions and consolidation of branches and other corporate facilities.
Noninterest expense increased $44 million, or 6%, from the 2020 third quarter. Other noninterest expense increased $37 million, or 93%, primarily driven by a $20 million donation to The Columbus Foundation, $7 million of expense from the November 2020 debt tender, and the $7 million insurance recovery in the prior quarter. Outside data processing and other services expense increased $13 million, or 13%, primarily driven by expenses related to technology investments. Professional services expense increased $9 million, or 75%, due to $8 million of TCF merger-related expense. Marketing expense increased $6 million, or 67%, primarily reflecting strategic marketing campaigns. Partially offsetting these increases, personnel costs decreased $27 million, or 6%, primarily reflecting lower benefits costs and incentive compensation as well as an $11 million net decrease in expense related to previously-announced position reductions.

Credit Quality
Table 7 – Credit Quality Metrics – NCOs Remain Near High End of Average Through-the-Cycle Target Range

	2020				2019
($ in millions)	December 31,	September 30,	June 30,	March 31,	December 31,
Total nonaccrual loans and leases	$532	$569	$648	$558	$468
Total other real estate	4	5	7	10	11
Other NPAs (1)	27	28	58	18	19
Total nonperforming assets	563	602	713	586	498
Accruing loans and leases past due 90+ days	171	175	194	167	171
NPAs + accruing loans and lease past due 90+ days	$734	$777	$907	$753	$669
NAL ratio (2)	0.65%	0.70%	0.81%	0.72%	0.62%
NPA ratio (3)	0.69	0.74	0.89	0.75	0.66
(NPAs+90 days)/(Loans+OREO)	0.90	0.96	1.13	0.96	0.89
Provision for credit losses	$103	$177	$327	$441	$79
Net charge-offs	112	113	107	117	73
Net charge-offs / Average total loans	0.55%	0.56%	0.54%	0.62%	0.39%
Allowance for loans and lease losses (ALLL)	$1,814	$1,796	$1,702	$1,504	$783
Allowance for unfunded loan commitments and letters of credit	52	82	119	99	104
Allowance for credit losses (ACL)	$1,866	$1,878	$1,821	$1,603	$887
ALLL as % of:
Total loans and leases	2.22%	2.21%	2.12%	1.93%	1.04%
NALs	341	316	263	270	167
NPAs	323	298	239	257	157
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 and 23-26 of Quarterly Financial Supplement for additional detail.
Overall asset quality performance showed continued improvement for the second consecutive quarter. The majority of the charge-offs in 2020 were related to the Commercial portfolio, specifically the Oil and Gas component. The Consumer portion of the loan portfolio exhibited continued consistent asset quality performance.
Nonperforming assets (NPAs) were $563 million at 2020 year end. NPAs decreased $39 million, or 6%, on a linked quarter basis, and were $150 million, or 21%, lower than the 2020 peak at the end of the second quarter, driven by a reduction in the Oil and Gas portfolio. The resulting NPA ratio of 0.69% of total loans and leases and OREO as of 2020 year end shows a clear decline on a linked quarter basis and is only slightly higher than the 2019 year end ratio of 0.66%. On a linked quarter basis, nonaccrual loans and leases (NALs) decreased $37 million, or 7%, to $532 million, while OREO and Other NPAs decreased slightly. The year-over-year increase in NALs was primarily in the C&I portfolio. OREO balances decreased $7 million, or 64%, from the year-ago quarter.
The provision for credit losses increased $24 million year-over-year to $103 million. NCOs increased $39 million year-over-year to $112 million. The increase in commercial NCOs was related to the loss incurred on loan sales from one retail mall REIT relationship, while the decrease in consumer NCOs reflected continued strong performance in those portfolios. NCOs represented an annualized 0.55% of average loans and leases in the current quarter, relatively unchanged from the prior quarter and up from 0.39% in the year-ago quarter. We remain confident in the long-term performance of our credit portfolios.

The allowance for loan and lease losses (ALLL) increased by $1.0 billion from the year ago quarter, increasing as a percentage of total loans and leases to 2.22% compared to 1.04% a year ago. The ALLL as a percentage of period-end total NALs increased to 341% from 167% over the same period. The allowance for credit losses (ACL) increased by $1.0 billion from the year-ago quarter to $1.9 billion, or 2.29% of total loans and leases. On a linked quarter basis, the ACL decreased $12 million. We believe the levels of the ALLL and ACL are appropriate given the current level of problem loans and the economic outlook.

Capital
Table 8 – Capital Ratios – Managing Capital Ratios within Targeted Ranges

	2020				2019
($ in billions)	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible common equity / tangible assets ratio	7.16%	7.27%	7.28%	7.52%	7.88%
Regulatory Common Equity Tier 1 risk-based capital ratio (1)	10.00%	9.89%	9.84%	9.47%	9.88%
Regulatory Tier 1 risk-based capital ratio (1)	12.47%	12.37%	11.79%	10.81%	11.26%
Regulatory Total risk-based capital ratio (1)	14.46%	14.39%	13.84%	12.74%	13.04%
Total risk-weighted assets (1)	$88.9	$88.4	$87.3	$90.2	$87.5
(1)December 31, 2020 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The 2020 capital ratios reflect Huntington’s election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.16% at December 31, 2020, down 72 basis points from a year ago. The regulatory Common Equity Tier 1 (CET1) risk-based capital ratio was 10.00% at December 31, 2020, compared to 9.88% at December 31, 2019. The regulatory Tier 1 risk-based capital ratio was 12.47% compared to 11.26% at December 31, 2019. The balance sheet growth impact on regulatory capital ratios was largely offset by a change in asset mix during 2020 related to the PPP loans and elevated deposits at the Federal Reserve (both of which are 0% risk weighted). The capital impact of earnings, adjusted for CECL transition, was largely offset by the repurchase of $92 million of common stock over the last four quarters (including $5 million repurchased during the 2020 fourth quarter to offset compensation plan-related share issuances) and cash dividends. The regulatory Tier 1 risk-based capital and total risk‐based capital ratios also reflect the issuance of $500 million of Series F preferred stock in the 2020 second quarter and $500 million of Series G preferred stock in the 2020 third quarter.

Income Taxes
The provision for income taxes was $59 million in the 2020 fourth quarter compared to $55 million in the 2019 fourth quarter. The effective tax rates for the 2020 fourth quarter and 2019 fourth quarter were 15.8% and 14.8%, respectively.
At December 31, 2020, the Company had a net federal deferred tax liability of $158 million and a net state deferred tax asset of $24 million.

Expectations – Full Year 2021 (Huntington standalone)
Full-year revenue is expected to increase approximately 1% to 3%. Full-year noninterest expense is expected to increase approximately 3% to 5%.
Average loans and leases are expected to increase approximately 2% to 4% on an annual basis. Average total deposits are expected to increase approximately 5% to 7% on an annual basis.
Asset quality metrics are expected to remain strong, with net charge-offs around the middle of the average through-the-cycle target range of approximately 35 to 55 basis points, with some moderate quarterly volatility.
The effective tax rate for full year 2021 is expected to be in the range of 16% to 17%.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on January 22, 2021, at 8:30 a.m. (Eastern Standard Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID# 13714293. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through January 31, 2021 at (877) 660-6853 or (201) 612-7415; conference ID# 13714293.
Please see the 2020 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington’s website, www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $123 billion of assets and a network of 839 branches, including 11 Private Client Group offices, and 1,322 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication may contain certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed transaction, the plans, objectives, expectations and intentions of Huntington and TCF, the expected timing of completion of the transaction, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Huntington and TCF; the outcome of any legal proceedings that may be instituted against Huntington or TCF; delays in completing the transaction; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); the failure to obtain shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington and TCF do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the transaction and integration of Huntington and TCF successfully; the dilution caused by Huntington’s issuance of additional shares of its capital stock in connection with the transaction; and other factors that may affect the future results of Huntington and TCF. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended September 30, 2020, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website, http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC, and in TCF’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended September 30, 2020, each of which is on file with the SEC and available in the “Investor Relations” section of TCF’s website, http://www.tcfbank.com, under the heading “Financial Information” and in other documents TCF files with the SEC. available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings.”
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Huntington nor TCF assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of our financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.

###